Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, dated as of January 6, 2017 (this “Agreement”), is by and among RXi Pharmaceuticals Corporation, a Delaware corporation (the “Buyer”), RXi Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of Buyer (“Merger Sub”), MirImmune Inc., a Delaware corporation (the “Company”), the stockholders of the Company set forth on the signature pages hereto (each a “Seller” and collectively, the “Sellers”), and Alexey Wolfson, Ph.D. in his capacity as the Sellers’ Representative (the “Sellers’ Representative”). The Buyer, the Company and the Sellers are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

A. The Sellers collectively own 100% of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B. Pursuant to that certain Letter Agreement by and among the Buyer, the Company, and the Sellers dated October 7, 2016 (the “Option Agreement”), the Buyer wishes to exercise its exclusive option to purchase the Shares.

C. The Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, the Shares for the consideration set forth in this Agreement.

D. As an essential inducement for the Buyer and Merger Sub to enter into this Agreement, prior to the execution and delivery of this Agreement, Alexey Eliseev, Ph.D. has executed and delivered a new employment agreement with the Buyer that will become operative on the Closing Date (as defined herein).

E. As an essential inducement for the Buyer and Merger Sub to enter into this Agreement, Alexey Eliseev, Ph.D. and Alexey Wolfson, Ph.D., MBA, who are Sellers hereunder, have entered into noncompetition agreements with the Company in the form attached hereto as Exhibit A (the “Noncompetition Agreements”).

F. Promptly following the Closing, the Company shall merge with and into Merger Sub, with Merger Sub surviving such merger as the surviving company (“Surviving Company”).

G. For federal income tax purposes, the Parties intend that the purchase and sale of the Shares and the Merger (as defined herein) shall be treated as a single integrated transaction and qualify as a reorganization under the provisions of Section 368(a) of the Code, and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, demand, action, suit, inquiry, proceeding, examination, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or other proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.1(a).

“Allowable Grace Period” has the meaning set forth in Section 6.8(c)(xiv).

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any Party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Balance Sheet” has the meaning set forth in Section 4.6(a).

“Balance Sheet Date” has the meaning set forth in Section 4.6(b).

“Barberich Note” means that certain outstanding Convertible Promissory Note due from the Company to Timothy J. Barberich dated March 30, 2015 for the principal sum of $500,000.

“Benefit Plans” has the meaning set forth in Section 4.10.

“Bridge Loan” means those certain outstanding Convertible Promissory Notes due from the Company to the Buyer dated October 7, 2016, November 15, 2016 and December 1, 2016.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of California or the State of Nebraska.

“Buyer” has the meaning set forth in the preamble.

“Buyer Shares” has the meaning set forth in Section 2.5.

“Cash” means, with respect to the Company, as of 11:59 p.m. on the Closing Date, all cash, cash equivalents and marketable securities held by the Company at such time,

excluding Restricted Cash and any payments received pursuant to the Bridge Loan. For avoidance of doubt, Cash shall (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks and drafts deposited for the account of the Company but not yet reflected as available proceeds in the Company’s account.

“CERCLA” has the meaning set forth in Section 1.1.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Initial Shares” has the meaning set forth in Section 2.4(i).

“Code” has the meaning set forth in Section 4.10.

“Company” has the meaning set forth in the preamble.

“Company Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Control,” including the terms “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise.

“Copyrights” has the meaning set forth in Section 1.1.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III.

“Effectiveness Deadline” has the meaning set forth in Section 6.8(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, license, option, assignment, pledge, security interest, easement, encroachment, right of first refusal, covenant not to sue, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means any Laws of any Governmental Authority, including common law, relating to: (a) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous

Substances; or (c) pollution or protection of the environment, human health and safety or natural resources.

“Environmental Permits” means all Permits required under any Environmental Law.

“ERISA” has the meaning set forth in Section 4.10.

“Estimated Cash” has the meaning set forth in Section 2.1(a).

“Estimated Indebtedness” has the meaning set forth in Section 2.1(a).

“Excess Amount” has the meaning set forth in Section 2.7(f).

“Final Closing Statement” has the meaning set forth in Section 2.7(a).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Financing” means the Company’s registered securities offering pursuant to a registration statement on Form S-1 (File No. 333-214199) which was declared effective on December 15, 2016.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Government Official” means any Person employed by or that is an agent of any Governmental Authority or any political party or that is a candidate for Governmental Authority office, or the family member or close affiliate of any of these.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Grace Period” has the meaning set forth in Section 6.8(c)(xiv).

“Hazardous Substances” means: (a) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) lead, polychlorinated biphenyls, asbestos and radon; (e) any other pollutant or contaminant; and (f) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Holdback Amount” means the Preliminary Purchase Price minus the Closing Initial Shares.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Incentives” has the meaning set forth in Section 4.15(n).

“Indebtedness” means, with respect to any Person any and all: (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) indebtedness guaranteed in any manner by such Person, (d) all obligations under leases that have been recorded by such Person as capital leases, (e) all deferred payments with respect to any current or former employee, officer, manager or director of such Person that arise before or on the Closing Date, including with respect to any accrued bonuses, (f) other outstanding obligations of such Person, whether absolute or contingent, accrued or unaccrued, including current liabilities, (g) accrued interest, fees, costs, other expenses and any amounts payable at or as a result of the Closing in connection with any of the foregoing obligations, excluding in each case the Bridge Loan and (h) unpaid Taxes for any Pre-Closing Tax Period (which shall not be an amount less than zero and which shall not include any offsets or reductions with respect to Tax refunds or overpayment of Tax).

“Independent Accounting Firm” has the meaning set forth in Section 2.7(c).

“Initial Shares” means 3,873,587 shares of common stock of the Buyer, which equals 19.99% of the outstanding common stock of the Buyer plus 19.99% of the common stock of the Buyer underlying the Series B Preferred Shares (issued under the Financing) immediately following the closing of the Financing,

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (a) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (b) patents and patent applications (collectively, “Patents”); (c) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (d) trade secrets, know-how, inventions, methods, processes and processing instructions, formulations, compounds, cell therapies, biologics, technical data, specifications, research and development information, technology including rights and licenses, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (e) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Knowledge,” with respect to the Company, the actual knowledge of Alexey Eliseev, Alexey Wolfson and Timothy Barberich, and such knowledge as such persons would have after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased or licensed to the Company or which the Company otherwise has a right or option to use or occupy, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Marks” has the meaning set forth in Section 1.1.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, result or state of facts that, individually or in the aggregate: (a) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, reputation, condition (financial or otherwise) or results of operations of the Company, taken as a whole; or (b) materially impairs the ability of the Company or the Sellers to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

“Material Contracts” has the meaning set forth in Section 4.18.

“Merger” has the meaning set forth in Section 2.3.

“Milestone” means the first to occur of any of the following three events, provided that such event occurs within two years from the Closing:

(a) the submission of an Investigational New Drug Application for the Company’s cell-based technology to the appropriate regulatory agency (e.g., FDA or EMA) for a given indication;

(b) The Buyer observing a statistically significant reduction of tumor growth in vivo with therapeutic immune cells modified with one or more sd-rxRNAs targeting at least two genes of interest, which is agreed upon by the Scientific Advisory Board of the Buyer to merit the initiation of IND-enabling toxicity work in a given indication; or

(c) out-licensing the Company technology for cell therapy use to partners in the field of immune-oncology in deals that are worth combined at least $50,000,000 in upfront payments and milestones.

“Milestone Price” means an amount equal to the average closing price of common stock of the Buyer on NASDAQ (as reported by Bloomberg L.P. or in another authoritative source mutually selected by the Buyer and the Company) for the period consisting of the five consecutive trading days ending with the complete trading day ending on the second Business Day prior to the Milestone being achieved.

“Milestone Shares” means: (i) 2,519,091 shares of common stock of the Buyer, equal to 13% of the outstanding common stock of the Buyer immediately following the closing of the Financing plus 13% of the common stock of the Buyer underlying the Series B Preferred Shares (issued under the Financing) immediately following the closing of the Financing; plus (ii) 13% of the outstanding common stock of the Buyer issued upon exercise of any warrants (issued under the Financing) that have been exercised as of the second Business Day prior to the Milestone being achieved.

“Noncompetition Agreements” has the meaning set forth in the recitals.

“Notice of Disagreement” has the meaning set forth in Section 2.7(b).

“Offering Price” means an amount equal to the average closing price of common stock of the Buyer on NASDAQ (as reported by Bloomberg L.P. or in another authoritative source mutually selected by the Buyer and the Company) for the period consisting of the five consecutive trading days ending with the complete trading day ending on the second Business Day prior to the Closing Date.

“Option Agreement” has the meaning set forth in the recitals.

“Owned Real Property” means all real property owned by the Company, together with all structures, facilities, fixtures, systems, improvements and items of property previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.

“Party” has the meaning set forth in the preamble.

“Patents” has the meaning set forth in Section 1.1.

“Permits” has the meaning set forth in Section 4.8.

“Permitted Encumbrances” has the meaning set forth in Section 4.12(a).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the Closing Date.

“Preliminary Closing Statement” has the meaning set forth in Section 2.1(a).

“Preliminary Purchase Price” means an amount of shares of common stock of Buyer equal to:

(a) the Initial Shares; plus

(b) shares of common stock of Buyer equal to Estimated Cash (valuing such shares at the Offering Price); minus

(c) shares of common stock of Buyer equal to Estimated Indebtedness (valuing such shares at the Offering Price); minus

(d) shares of common stock of Buyer equal to Estimated Transaction Expenses (valuing such shares at the Offering Price).

“Registrable Securities” has the meaning set forth in Section 6.8(a).

“Registration Period” has the meaning set forth in Section 6.8(c)(iii).

“Registration Request” has the meaning set forth in Section 6.8(a).

“Registration Statement” has the meaning set forth in Section 6.8(a).

“Related Party,” with respect to any specified Person, means: (a) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (b) any Person who serves as a director, executive officer, partner, member or in a similar capacity of such specified Person; (c) any Immediate Family member of a Person described in clause (b); or (d) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Immediate Family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).

“Remediation” means: (a) any remedial action, remedy, response or removal action as those terms are defined in 42 U.S.C. § 9601; (b) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924; or (c) any measures or actions required or undertaken to investigate, assess, evaluate, monitor, or otherwise delineate the presence or Release of any Hazardous Substance in or into the environment or to prevent, clean up or minimize a Release or threatened Release of Hazardous Substance.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Requisite Approval” has the meaning set forth in Section 2.5.

“Restricted Cash” means all Cash and Cash equivalents that are not freely useable and available to the Company because they are subject to restrictions, limitations or taxes on use or distribution either by contract or for regulatory or legal purposes.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Entity” has the meaning set forth in Section 3.1.

“Seller Released Matters” means any and all claims, demands, proceedings, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, primary or secondary, direct or indirect, absolute or contingent, that any Seller Releasing Party now has, or at any time previously had, or shall or may have in the future, as an owner of the Company or any Shares, as a director, officer or employee of the Company, or as a counterparty to any Contract with the Company, in each case arising with respect to any matter occurring at or prior to the Closing; provided, that Seller Released Matters shall not include (a) this Agreement or any Ancillary Agreement; (b) any right of any Seller Releasing Party that is a natural person to be indemnified by the Company pursuant to the organizational or governance documents of the Company; and (c) any right of any Seller Releasing Party that is a natural person to salary, bonus, expense reimbursement or other ordinary compensation earned in the capacity as a director, officer or employee of the Company.

“Seller Released Party” has the meaning set forth in Section 6.3.

“Seller Releasing Party” has the meaning set forth in Section 6.3.

“Series C Preferred Shares” has the meaning set forth in Section 2.5.

“Shares” has the meaning set forth in the recitals.

“Shortfall Amount” has the meaning set forth in Section 2.7(g).

“Staff” has the meaning set forth in Section 6.8(b).

“Subsidiary” means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Surviving Company” has the meaning set forth in Section 2.3.

“Tax Actions” has the meaning set forth in Section 4.15(h).

“Tax Return” means any and all returns, declarations, reports, statements, information returns, elections, certificates, bills, documents, claims for refund, amended returns or other documents or statements filed or submitted, or required to be filed with or submitted to, any Governmental Authority or to any third party with respect to any Tax, including any attachments, schedules, amendments and supplements thereto.

“Taxes” means: (a) all federal, state, local, foreign and other net income, gross income, alternative, estimated, gross receipts, sales, use, ad valorem, value added transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, social security, welfare, workers’ compensation, unemployment, disability, environmental, stock, stamp, capital production, occupation, premium, real, personal or intangible property, windfall profits, transaction, title, registration, customs, duties, levies, tariff, impost, amounts due under any escheat or unclaimed property Law or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Tax Return); (b) any interest and penalties, fines or additions to tax or additional amounts imposed in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return; and (c) any liability for payment of amounts described in clauses (a) or (b) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined, unitary or similar group for any period or otherwise through the operation of any Law, as a result of any Contract or otherwise.

“Total Consideration” has the meaning set forth in Section 2.6(b).

“Trade Secrets” has the meaning set forth in Section 1.1.

“Transaction Expense Payoff Letters” means payoff letters duly executed by each payee of Transaction Expenses in form and substance reasonably satisfactory to the Buyer, including the identity of each payee, dollar amounts owed, wire transaction instructions and a representation that the dollar amounts owed constitute the full amount owed by the Company or the Sellers, as applicable, to such payee.

“Transaction Expenses” means all: (a) fees and expenses of the Company (including any expenses of the Sellers which the Company agrees to pay) or the Sellers’ Representative incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement (including expenses associated with obtaining any consents, waivers or approvals under this Agreement) and (b) transaction bonuses, severance, termination or similar payments that are due to any employee, officer or director directly as a result of and in connection with the consummation of the transactions contemplated by this Agreement pursuant to any agreement entered into by the Company thereof prior to the Closing, including any Taxes payable in connection with the foregoing.

“Valuation Date” has the meaning set forth in Section 2.6(b).

“Value of Stock Consideration” has the meaning set forth in Section 2.6(b).

ARTICLE II
PURCHASE AND SALE

Section 2.1 Pre-Closing Deliveries.

(a) At least five (5) Business Days prior to the date hereof, the Sellers’ Representative and the Company prepared and delivered to the Buyer: (i) a balance sheet of the

Company as of 11:59 p.m. on the Closing Date; (ii) the amount of Indebtedness which will be outstanding immediately prior to the Closing (“Estimated Indebtedness”) which shall not include any debt owed by the Company to the Buyer; (iii) the amount of Cash which will be outstanding immediately prior to the Closing (“Estimated Cash”); and (iv) a statement showing the calculation of the Preliminary Purchase Price, including the Transaction Expenses, whenever incurred, to the extent unpaid (such items, collectively, the “Preliminary Closing Statement”), accompanied by a certificate of the Company’s Chief Executive Officer certifying that the Preliminary Closing Statement is complete, correct and prepared in accordance with this Agreement and GAAP.

(b) At least five (5) Business Days prior to the date hereof, the Sellers’ Representative and the Company prepared and delivered to the Buyer a schedule (the “Allocation Schedule”) setting forth, for each Seller: (i) names, their respective last known addresses, taxpayer identification numbers and country of citizenship; (ii) such Seller’s portion of the Preliminary Purchase Price; (iii) wire instructions for such Seller; and (iv) the number of Shares owned by such Seller. The Allocation Schedule shall be accompanied by a certificate of the Company’s Chief Executive Officer certifying that the Allocation Schedule is complete, correct and prepared in accordance with this Agreement.

(c) The Buyer shall be entitled to rely in all respects on the Preliminary Closing Statement and Allocation Schedule in making all payments due under this Agreement, and the Buyer shall not be responsible or have any liability to any Person (including any direct or indirect stockholder in the Company) for any inaccuracy thereof.

Section 2.2 Simultaneous Signing and Closing. The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be managed by the remote exchange of documents, simultaneously with the execution and delivery of this Agreement on the date first above written, or at such other time or on such other date as the Sellers’ Representative and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.”

Section 2.3 The Merger. Promptly following the Closing, and in accordance with the Limited Liability Company Act of the State of Delaware and the General Corporation Law of the State of Delaware, the Company shall be merged with and into Merger Sub (the “Merger”), whereupon the separate existence of the Company will cease and Merger Sub shall continue as the Surviving Company (the “Surviving Company”). The Surviving Company shall change its name to “MirImmune, LLC.” At the effective time of the Merger (the “Effective Time”), the Surviving Company shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub and be subject to all of the obligations, liabilities and duties of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on any part of any holder of any securities of the Company or Merger Sub, all shares of capital stock of the Company shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor and each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company. At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, subject to the change of its name to “MirImmune,

LLC”, shall be the certificate of formation of the Surviving Company until further amended in accordance with applicable Law. At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company, except the references to RXi Merger Sub, LLC shall be replaced with references to MirImmune, LLC until further amended in accordance with applicable law. From and after the Effective Time, until its successors have been duly appointed and qualified, the member and manager of Merger Sub immediately prior to the Effective Time shall be the member and manager of the Surviving Company. This Agreement constitutes a “plan of merger” pursuant to the Limited Liability Company Act of the State of Delaware and an “agreement of merger” pursuant to the General Corporation Law of the State of Delaware.

Section 2.4 The Closing. Upon the terms and subject to the conditions of this Agreement, at the Closing, each of the Sellers hereby sells, assigns, transfers, conveys and delivers all of such Seller’s right, title and interest in, to and under all the Shares owned by such Seller to the Buyer, free and clear of all Encumbrances, and the Buyer, in reliance on the representations, warranties and covenants of each of the Sellers and the Company contained herein, shall purchase the Shares from the Sellers.

At the Closing:

(i) the Buyer shall have delivered or caused to be delivered to the Sellers, allocated to each in accordance with the Allocation Schedule, in book-entry form, an amount equal to 97% of the Preliminary Purchase Price (such amount, the “Closing Initial Shares”); provided that cash or stock shall be payable in respect of any fractional shares of Buyer stock in accordance with Section 2.9;

(ii) the Buyer shall have received letters of resignation from the directors and officers of the Company;

(iii) the Company shall have delivered an executed amendment to that certain Services Agreement by and between the Company and Advirna LLC, a Colorado limited liability Company, dated as of November 28, 2016, in a form reasonably acceptable to the Buyer;

(iv) each Seller shall have delivered to the Buyer a completed and signed Form W-9;

(v) the Company shall have delivered to the Buyer (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit B;

(vi) the Company shall have delivered to the Buyer a secretary’s certificate in the form attached hereto as Exhibit C;

(vii) the Sellers shall have delivered or caused to be delivered to the Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(viii) Alexey Eliseev, Ph.D. shall have entered into an employment agreement with the Buyer, which will become effective at the closing;

(ix) Alexey Eliseev and Alexey Wolfson shall have executed and delivered Noncompetition Agreements, which will become effective at the closing;

(x) The Buyer shall pay, on behalf of the Sellers and the Company (as applicable), the unpaid Transaction Expenses, by wire transfer of immediately available funds in accordance with the Transaction Expense Payoff Letters delivered to the Buyer prior to the Closing, to the accounts designated in the Transaction Expense Payoff Letters; and

(xi) Notwithstanding anything therein to the contrary and in full satisfaction of the Barberich Note, the principal amount and all accrued and unpaid interest of the Barberich Note shall be converted into Initial Shares at a price equal to 70% of the Offering Price, as set forth in the Allocation Schedule, and upon the Closing, the Barberich Note shall be cancelled and without further force and effect.

Section 2.5 Series C Preferred Shares. Any amount of Buyer common stock to be issued pursuant to this Agreement, including but not limited to Initial Shares, Milestone Shares, any Buyer common stock underlying the Preliminary Purchase Price, the Excess Amount and any Buyer common stock underlying adjustments to the Preliminary Purchase Price pursuant to Section 2.7 (collectively, “Buyer Shares”), that exceeds 19.99% of the outstanding common stock of the Buyer on the Business Day immediately following the Closing shall instead be issued as “Series C Preferred Shares” pursuant to a Certificate of Designation filed with the Secretary of State of the State of Delaware prior to the Closing, with a prohibition on conversion of such Series C Preferred Shares. Such prohibition will be lifted if there is a shareholder vote in favor of the issuance of the shares of Buyer common stock underlying the Series C Preferred Shares (the “Requisite Approval”); provided, however, that the Buyer Shares shall not be entitled to vote to approve the lifting of such prohibition. The Company shall use reasonable best efforts to call a meeting of the shareholders and present the proposal to issue the shares of common stock underlying the Series C Preferred Shares to be voted upon at such meeting on or before June 30, 2017.

Section 2.6 Milestone Payment.

(a) If the Milestone is achieved, the Buyer will, subject to the limitation set forth in Section 2.6(b), have the election to issue the Milestone Shares, subject to the Requisite Approval, pay the equivalent value in cash, valuing such shares at the Milestone Price, or issue and pay a combination of Milestone Shares (subject to the Requisite Approval) and cash (valuing such shares at the Milestone Price) to the Sellers. The Buyer shall deliver the consideration for the achievement of the Milestone to the Sellers, whether in Milestone Shares, cash, or a combination of Milestone Shares and cash within 30 days following the achievement of the

Milestone, on a pro rata basis in proportion to the amount allocated to each Seller in accordance with the Allocation Schedule, provided that if Milestone Shares are delivered then, cash or stock shall be payable in respect of any fractional shares of Buyer stock in accordance with Section 2.9. The Milestone Payment is subject to set-off pursuant to Section 8.10.

(b) Notwithstanding anything to the contrary in this Agreement (including the Buyer’s election pursuant to the second sentence of this Section 2.6(a) to make the Milestone Payment in Milestone Shares and/or in cash), if the Value of the Stock Consideration would be less than 40 percent (40%) of the Total Consideration (determined without regard to this Section 2.6(b)), then an amount of the Milestone Payment that would otherwise have been paid in cash to Sellers, equal to the amount of cash that would be necessary to cause the Value of Stock Consideration to equal at least 40% of the Total Consideration shall, instead, be paid in shares of stock of the Buyer, or, if the Requisite Approval has not been obtained, in Series C Preferred Shares (with each share of stock of Buyer and each Series C Preferred Share valued for this purpose at the Milestone Price). For this purpose, “Total Consideration” shall mean the sum of: (i) the total cash payable to the Sellers pursuant to this Agreement (including, for the avoidance of doubt, that portion of the Milestone Payment to be paid in cash (if any) and cash to be paid in respect of fractional shares pursuant to Section 2.9 (if any)) in exchange for their Shares and (ii) the aggregate fair market value of shares of stock of the Buyer and the Series C Preferred Shares to be delivered to the Sellers pursuant to this Agreement in exchange for their Shares (including, for the avoidance of doubt, that portion of the Milestone Payment to be paid in stock of the Buyer and the Series C Preferred Shares and excluding, for the avoidance of doubt, cash to be paid in respect of fractional shares pursuant to Section 2.9 (if any)) (the “Value of Stock Consideration”). For this purpose, the (i) “fair market value” of shares of common stock of the Buyer shall mean the lowest of the following amounts, as reported on the NYSE: (A) the closing Buyer common stock trading price on the Valuation Date (as defined herein); (B) the average between the high and low Buyer common stock trading prices on the Valuation date; and (C) the volume weighted average of the trading prices of all shares of Buyer common stock traded on the Valuation Date and (ii) “fair market value” of Series C Preferred Shares shall be as determined by the Board of Directors of the Buyer acting in good faith. “Valuation Date” shall mean the applicable valuation date as Buyer determines is appropriate under Treasury regulation section 1.368-1(e)(2). The intent of the foregoing is to satisfy the continuity of interest requirement with the meaning of Code Section 368, the Treasury Regulations issued thereunder and judicial interpretations thereof. Notwithstanding anything to the contrary herein or otherwise in this Agreement, (x) in no event shall Buyer be liable to Sellers or any other Person for any Taxes or other liabilities or losses in the event that the purchase of the Shares and the Merger, taken together, or any other transaction contemplated by this Agreement, does not qualify as a reorganization under the provisions of Section 368(a) of the Code, and (y) in no event shall Buyer be required to take the position that the purchase of the Shares and the Merger, taken together, or any other transaction contemplated by this Agreement, qualifies as a reorganization under the provisions of Section 368(a) of the Code or any similar provision of state or local Law, or refrain from taking any position inconsistent with such position, for Tax purposes in any Tax Return or otherwise to the extent it reasonably determines, based on the advice of its tax advisor, that taking such position, or refraining from taking such position, as the case may be, is not permitted by Law.

(c) The right of any Seller to receive any amounts with respect to a Milestone Payment: (i) shall not be evidenced by a certificate or other instrument, (ii) shall not be assignable or otherwise transferable by such Seller, except by will, upon death or by operation of law, and (iii) does not represent any right other than the right to receive the Milestone Payment on the terms and conditions set forth herein if and to the extent payable. Any attempted transfer of the right to any amounts with respect to a Milestone Payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) shall be null and void.

Section 2.7 Post-Closing Adjustments.

(a) Within sixty (60) days after the Closing Date, the Company shall prepare and deliver to the Sellers’ Representative: (i) a final balance sheet of the Company, dated as of 11:59 p.m. on the Closing Date; (ii) the amount of Indebtedness as of immediately prior to the Closing; (iii) the amount of Cash as of immediately prior to the Closing; and (iv) a statement showing the calculation of the Preliminary Purchase Price, including the Transaction Expenses, whenever incurred, to the extent unpaid (such items, collectively, the “Final Closing Statement”). The Final Closing Statement shall be determined in accordance with GAAP.

(b) The Final Closing Statement shall become final and binding on the 30th day following delivery thereof to the Sellers’ Representative, unless prior to the end of such period, the Sellers’ Representative delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute. The Sellers’ Representative shall be deemed to have agreed with all items and amounts not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.7(c).

(c) During the thirty (30)-day period following delivery of a Notice of Disagreement by the Sellers’ Representative to the Buyer, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the computation of the Final Closing Statement as specified in the Notice of Disagreement. Any disputed items resolved in writing between the Sellers’ Representative and the Buyer within such thirty (30)-day period shall be final and binding with respect to such items, and if the Sellers’ Representative and the Buyer agree in writing on the resolution of each disputed item specified by the Sellers’ Representative in the Notice of Disagreement, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If the Sellers’ Representative and the Buyer have not resolved all such differences by the end of such thirty (30)-day period, the Sellers’ Representative and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such disputed item, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall consider only those items and amounts in the Sellers’ Representative’s and the Buyer’s respective calculations that are identified as being items and amounts to which the Sellers’ Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The Independent

Accounting Firm shall be Abrams Little–Gill Loberfeld, PC, with a principal office at 1330 Boylston Street, Chestnut Hill, MA 02467, Attention Bernie A. Gold, CPA or, if such firm is unable or unwilling to act, another firm of certified public accountants of national reputation chosen by the Buyer and reasonably acceptable to the Sellers’ Representative (but which shall not be the Buyer’s corporate independent auditors). The Sellers’ Representative and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within thirty (30) days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in any court having jurisdiction over the Party or Parties against which such determination is to be enforced. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(d) The costs of any dispute resolution pursuant to Section 2.7(c), including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Sellers and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party.

(e) The Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Preliminary Purchase Price contemplated by this Section 2.7, shall cause the Company to afford the Sellers’ Representative and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company, and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.7. Each Party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations of the Final Closing Statement as specified in this Section 2.7; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client Party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(f) If, after final determination of the Final Closing Statement pursuant to Sections 2.7(a) to (c), the Preliminary Purchase Price is determined to be equal or greater than as set forth in the Preliminary Closing Statement (such excess, if applicable, the “Excess Amount”), then the Buyer shall, within ten Business Days after the Final Closing Statement becomes final and binding on the Parties hereto pursuant to this Section 2.7, (i) deliver or cause to be delivered to the Sellers, allocated to each in accordance with the percentages set forth in the Allocation Schedule, the Holdback Amount and (ii) if applicable, make payment of the Excess Amount by delivering or causing to be delivered to Sellers, allocated to each in accordance with the percentages set forth in the Allocation Schedule, shares of Buyer common stock, valued at the

Offering Price; provided that cash or stock shall be payable in respect of any fractional shares of Buyer stock in accordance with Section 2.9.

(g) If, after final determination of the Final Closing Statement pursuant to Sections 2.7(a) to (c), the Preliminary Purchase Price is determined to be less than as set forth in the Preliminary Closing Statement (such shortfall, the “Shortfall Amount”), then one of the following shall occur: (i) if the Shortfall Amount is greater than the Holdback Amount, then the Holdback Amount may be canceled by the Buyer and the Sellers shall, within ten Business Days after the Final Closing Statement becomes final and binding on the Parties hereto pursuant to this Section 2.7, deliver to the Buyer a number of Closing Initial Shares equal to the amount by which the Shortfall Amount exceeds the Holdback Amount by instructing the Buyer to cancel such number of Closing Initial Shares, allocated from each Seller in accordance with the percentages set forth in the Allocation Schedule or (ii) if the Shortfall Amount is less than the Holdback Amount then the Buyer shall, within ten Business Days after the Final Closing Statement becomes final and binding on the Parties hereto pursuant to this Section 2.7, (A) cancel a portion of the Holdback Amount equal to the Shortfall Amount and (B) distribute the remaining balance of the Holdback Amount to the Sellers, allocated to each in accordance with the percentages set forth in the Allocation Schedule; provided that cash or stock shall be payable in respect of any fractional shares of Buyer stock in accordance with Section 2.9.

Section 2.8 Withholding Rights. Each of the Buyer, the Company and their respective agents shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of applicable Tax Law. To the extent that such amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.9 Fractional Shares. No certificates or scrip or book-entry notations representing fractional shares of Buyer stock shall be issued to or delivered by Sellers pursuant to this Agreement. Notwithstanding any other provision of this Agreement, each Seller who would otherwise have been entitled to receive a fraction of a share of Buyer stock or who would otherwise have been obligated to deliver a fraction of a share of Buyer stock to the Buyer by instructing the Buyer to cancel shares of Buyer stock held by each Seller, shall receive or deliver, in respect thereof and upon surrender thereof, at the election of the Buyer, either (a) cash (without interest) in an amount determined by multiplying: (i) the Offering Price (or in the case of fractional Milestone Shares, the Milestone Price) by (ii) the fraction of a share of Buyer stock to which such Seller would otherwise be entitled to receive or obligated to deliver or (b) Buyer stock rounded up to the next whole share. As soon as practicable after the determination of the amount of cash or whole shares, if any, to be paid to Sellers or to Buyer in respect of any fractional share interests in shares of Buyer stock, the Buyer or Sellers, as applicable, shall make available such amounts, without interest, to the Buyer or Sellers, as applicable, entitled to receive such cash or whole shares.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), each of the Sellers hereby severally and not jointly represents and warrants to the Buyer as follows:

Section 3.1 Organization and Qualification. Such Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Authority. This Agreement has been duly executed and delivered by such Seller and is legal, valid, binding and enforceable upon and against such Seller. Such Seller has full power and authority to execute and deliver this Agreement and to perform its obligations and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by such Seller and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the transactions contemplated hereby.

Section 3.3 No Conflict; Required Filings and Consents. The execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which such Seller is a party, and the consummation of the transactions contemplated by this Agreement, do not and will not:

(a) conflict with or violate any Law applicable to such Seller or by which any property or asset of such Seller is bound or affected; or

(b) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of such Seller under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which such Seller is a party or by which such Seller or any of its respective properties, assets or rights are bound or affected.

Section 3.4 Shares. Each Seller is the record and beneficial owner of the Shares listed opposite such Seller’s name on the Allocation Schedule, free and clear of any Encumbrance. Such Seller has the right, authority and power to sell, assign and transfer such Shares to the Buyer. Upon delivery to the Buyer of certificates for the Shares at the Closing and the Buyer’s payment of the Preliminary Purchase Price, the Buyer shall acquire good, valid and marketable title to such Shares, free and clear of any Encumbrance.

Section 3.5 Purchase for Own Account; Sophistication. Each Seller acknowledges and agrees that shares of common stock of the Buyer to be acquired by such Seller pursuant to this Agreement will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. Each Seller acknowledges and agrees that such Seller does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third party, with respect to any of the shares of common stock of the Buyer to be received by such Seller pursuant to this Agreement. Each Seller represents and warrants that such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of owning the shares of common stock of the Buyer to be received by such Seller pursuant to this Agreement. Each Seller has the ability to bear the economic risk of the investment in shares of common stock of the Buyer, including complete loss of such investment.

Section 3.6 Access to Information. Each Seller acknowledges that: (a) such Seller has been afforded: (i) access to information about each of the Company and the Buyer, respectively, and their financial conditions, results of operations, businesses, properties and prospects sufficient to enable such Seller to evaluate such Seller’s investment in shares of common stock of the Buyer and (ii) the opportunity to obtain such additional information that the other Party possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment in shares of common stock of the Buyer and any such additional information has been provided to such Seller’s reasonable satisfaction and (b) such Seller has sought such professional advice as such Seller has considered necessary to make an informed decision with respect to such Seller’s acquisition of the shares of common stock of the Buyer. Except to the extent expressly provided for in this Agreement, each Seller hereby agrees that neither the Buyer nor any of its Affiliates will have or be subject to any liability or indemnification obligation to the Sellers or to any other person resulting from the issuance of shares of common stock of the Buyer to the Sellers.

Section 3.7 Restricted Securities; Legends.

(a) Each Seller understands that the Buyer Shares to be received by such Seller in connection with this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Sellers’ representations and warranties as expressed herein. Each Seller understands that Buyer Shares will be “restricted securities” under applicable securities laws. Notwithstanding the foregoing and the legends set forth below in Section 3.7(b), the shares of Buyer common stock issued to each Seller may be resold in accordance with Rule 144 under the Securities Act (or any other available exemption from registration), subject to compliance with the requirements of such rule(s). As and when shares are sold in compliance with Rule 144, the Buyer will use reasonable efforts to facilitate such sale transactions, including authorizing the removal of the legends set forth below, when and as such removal is permitted under the Securities Act.

(b) Each Seller understands that the Buyer Shares to be received by such Seller in connection with this Agreement may be notated with one or more of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by applicable securities laws to the extent such laws are applicable to the shares represented by the certificate, instrument, or book entry so legended.

Section 3.8 Accredited Investor; Exemption from Registration. Except as set forth on Section 3.8 of the Disclosure Schedules to this Agreement, each Seller is an “accredited investor” (as defined in Regulation D promulgated under the Securities Act). Each Seller understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Seller) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may only afford the basis for sales under certain circumstances and only in limited amounts. Each Seller listed on Section 3.8 of the Disclosure Schedules meets the sophistication standards necessary for the private offering exemption of Section 4(a)(2) of the Securities Act.

Section 3.9 Disclosure. None of the representations or warranties of such Seller contained in this Agreement or any Ancillary Agreement and none of the information contained in any schedule, certificate, or other document delivered by or on behalf of such Seller pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such statements not misleading.

Section 3.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any of the Sellers.

Section 3.11 Disclaimer. It is the explicit intent and understanding of each party hereto that none of the Sellers is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, the Disclosure Schedules and Ancillary Agreements. Notwithstanding anything contained herein to the contrary, none of the Sellers makes any representations, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) of the Company or the future business and/or operations of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the Disclosure Schedules, the Company and each of the Sellers hereby severally and not jointly, represents and warrants to the Buyer as follows:

Section 4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or the nature of its business makes such qualification or licensing necessary, except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company has made available to the Buyer true and correct copies of the Company’s certificate of incorporation and bylaws, as amended to date, all resolutions and meeting minutes of the board of directors taken or made prior to the date hereof and transfer books of the Company. The Company’s organizational documents are in full force and effect and the Company is not in violation of any provision of its organizational documents. The transfer books and resolutions and meeting minutes of the Company that have been made available to the Buyer are true and complete records of transfer (in the case of the transfer books) or summaries of actions taken reflected therein (in the case of the resolutions and meeting minutes). With respect to the transfer of all Shares pursuant to this Agreement, the Company hereby waives all rights of first refusal which it may have pursuant to Section 6.1 of the Company’s Bylaws and hereby declares Section 6.1 of the Company’s Bylaws null and void and of no further force and effect.

Section 4.2 Authority. The Company has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Company will be a party will have been, duly executed and delivered by the Company and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Company will be a party will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Company has made available to the Buyer true and correct copies of its board of directors’ resolutions authorizing the entry of the Company into this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Company of the transactions contemplated hereby and thereby

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Company;

(ii) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Company under, or result in the creation of any Encumbrance on any property, asset or right of the Company pursuant to any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Company is a party or by which the Company or any of their respective properties, assets or rights are bound or affected.

(b) The Company is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Agreements to which the Company will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of the Company.

(c) No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover Law, including the Delaware General Corporation Law (Title 8, Chapter 1 of the Delaware Code), is applicable to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4 Capitalization. The authorized capital stock of the Company consists of 14,352,940 shares of common stock, of which 11,338,822 shares of common stock, constituting the Shares, are issued and outstanding. The authorized and outstanding equity capitalization of the Company is set forth on Section 4.4 of the Disclosure Schedules. Except for the Shares, stock options that have either been exercised or expired and as set forth on Section 4.4 of the Disclosure Schedules, the Company has not issued or agreed to issue any: (a) share of capital stock or other equity or ownership interest; (b) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (c) stock appreciation right, phantom stock, interest in the ownership or earnings of the Company or other equity equivalent or equity-based award or right; or (d) bond, debenture or other Indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote. Each outstanding share of capital stock or other equity or ownership interest of the Company is duly authorized, validly issued, fully paid and nonassessable. All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the Company in compliance with all applicable federal and state securities laws. Except for rights granted to the Buyer under this Agreement, there are no outstanding obligations of the Company to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of the Company. No shares of capital stock or other equity or ownership interests of the Company have been issued in violation of any rights (including preemptive rights), agreements, arrangements or commitments under any provision of applicable Law, the certificate of incorporation or bylaws or equivalent organizational documents of the Company or any Contract to which the Company is a party or by which the Company is bound.

Section 4.5 No Subsidiaries. The Company does not presently own or Control, directly or indirectly, any interest in any other entity of any type, including any Subsidiary. The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 4.6 Financial Statements; No Undisclosed Liabilities.

(a) True and complete copies of the annual balance sheet of the Company since its date of inception, and the related statements of income, stockholders’ equity and cash flow of the Company, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited balance sheet of the Company as of November 30, 2016 (the “Balance Sheet”), and the related statements of income, stockholders’ equity and cash flow of the Company (collectively referred to as the “Interim Financial Statements”), are attached hereto in Section 4.6(a) of the Disclosure Schedules. Each of the Financial Statements, the Interim Financial Statements, and the Preliminary Closing Statement: (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring yearend adjustments that will not, individually or in the aggregate, be material.

(b) Except as and to the extent adequately accrued or reserved against in the Balance Sheet, the Company has no liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected in a balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since December 31, 2015 (the “Balance Sheet Date”), that are not, individually or in the aggregate, material to the Company.

Section 4.7 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date: (i) the Company has conducted its businesses only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) the Company has not suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance.

(b) Without limiting the foregoing, since the Balance Sheet Date, except as set forth in Section 4.7(b) of the Disclosure Schedules, the Company has not:

(i) issued, sold, pledged, transferred, disposed of or otherwise subjected to any Encumbrance: (A) any shares of capital stock of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in the Company or (B) any properties or assets of the Company, other than sales or transfers of inventory in the ordinary course of business consistent with past practice;

(ii) declared, set aside, made or paid any non-cash dividend or other distribution on or with respect to any of its capital stock or other equity or ownership interest;

(iii) incurred any Indebtedness;

(iv) made any loans or advances to, or investments in, any Person;

(v) amended, waived, modified or consented to the termination of any Material Contract;

(vi) made, revoked or modified any Tax election, adopted or changed any accounting method in respect of Taxes, commenced any Tax Action, settled or compromised any Tax Action or Tax liability, filed or caused to be filed any Tax Return (other than on a basis consistent with past practice), any amended Tax Return or any claim for refund for Taxes, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or entered into any Tax allocation, sharing or indemnity agreement or any agreement with a Governmental Authority in respect of Taxes;

(vii) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the ordinary course of business consistent with past practice;

(viii) canceled, compromised, waived or released any right or claim other than in the ordinary course of business consistent with past practice;

(ix) permitted the lapse of any existing policy of insurance relating to the business or assets of the Company;

(x) commenced or settled any Action; or

(xi) agreed to do any of the foregoing.

Section 4.8 Compliance with Law; Permits. The Company is and has been in compliance in all material respects with all Laws applicable to it. The Company is in possession of all permits, licenses and other authorizations of any Governmental Authority (“Permits”) necessary for it to own, lease and operate its properties and to carry on its business as currently conducted, and is and has been in compliance in all material respects with all such Permits. There is no basis for the revocation or withdrawal of any Permit. The Company will continue to have the use and benefit of all Permits following the consummation of the transactions contemplated hereby.

Section 4.9 Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against the Company, or any material property or asset of the Company, or any of the officers of the Company in regards to their actions as such, nor is there any basis for any such Action. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding order, writ, judgment, injunction, decree, determination or award of, or pending or, to the Knowledge of the Company, threatened investigation by, any Governmental Authority relating to the Company any of its properties or assets, any of its officers or directors, or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

Section 4.10 Employee Benefit Plans. Except as set forth in Section 4.10 of the Disclosure Schedules, there are no current employment contracts or consulting agreements by which the Company is bound, and no deferred compensation, bonus, incentive compensation, stock option, severance or termination pay agreement or plan or any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by the Company for the benefit of any current or former employee, officer or director of the Company, or with respect to which the Company has any liability, contingent or otherwise (collectively, “Benefit Plans”). None of the Benefit Plans are a multiemployer plan (as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), are subject to Title IV of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the “Code”), or provide post-employment welfare benefits (except to the extent required by Section 4980B of the Code). All of the Benefit Plans currently comply, and have complied in the past, both as to form and operation, with the terms of such Benefit Plans and with the applicable provisions of ERISA, the Code and other applicable Law.

Section 4.11 Labor and Employment Matters.

(a) The Company is not a party to any labor or collective bargaining Contract that pertains to employees of the Company.

(b) The Company is and has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(c) The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.

Section 4.12 Title to, Sufficiency and Condition of Assets.

(a) The Company has good and valid title to or a valid leasehold interest in all of their assets, including all of the assets reflected on the Balance Sheet or acquired in the ordinary course of business since the Balance Sheet Date, except those sold or otherwise disposed of for fair value since the Balance Sheet Date in the ordinary course of business consistent with past practice. The assets owned or leased by the Company constitute all of the assets necessary for the Company to carry on its businesses as currently conducted. None of the assets owned or leased by the Company are subject to any Encumbrance, other than: (i) liens for Taxes not yet past due for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business of the Company consistent with past practice; and (iii) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company as currently conducted or would result in any material liability to the Company (collectively, “Permitted Encumbrances”).

(b) All tangible assets owned or leased by the Company have been maintained in all material respects in accordance with generally accepted industry practice and are in all material respects in good operating condition and repair, ordinary wear and tear excepted.

Section 4.13 Real Property.

(a) Section 4.13(a) of the Disclosure Schedules sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Company has: (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. All leases of Leased Real Property shall remain valid and binding in accordance with their terms following the Closing.

(b) There are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company for the current or contemplated use of such real property.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Disclosure Schedules sets forth a true and complete list of all of the following owned by the Company: (i) Patents; (ii) Marks; and (iii) Copyrights (collectively, the “Company Registered Intellectual Property”), including, for each, (A) the current status and jurisdiction; (B) the relevant registration, application or serial number; and (C) the expiration date where applicable.

(b) The Company is the exclusive owner of all right, title and interest in all of the Company Registered Intellectual Property and all other Intellectual Property purportedly owned by the Company, including any Intellectual Property created or developed for the Company by any employees or contractors of the Company within the scope of their employment or engagement by the Company, free and clear of all Encumbrances except Permitted Encumbrances. The Company is the assignee of record for each of the granted Company Registered Intellectual Property. There is no Person who is or claims to be an inventor of any of the Company’s Patents who is not a named inventor thereof.

(c) The Company owns or has the right to use all Intellectual Property material to and necessary for the operation of its business. The Company Intellectual Property, together with the Intellectual Property licensed to the Company, constitute all of the material Intellectual Property necessary for the conduct of the business of the Company as currently conducted and proposed to be conducted.

(d) The Company has not transferred ownership of Intellectual Property previously owned by the Company to a third party. The Company has not assigned, sold or licensed any rights to any of the Company’s Intellectual Property to any Person. The Company has not granted any Encumbrance upon or security interests with respect to any of the Company’s Intellectual Property.

(e) The Company’s Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable. There are no unpaid maintenance, annuity, or renewal fees payable to any third party that currently are overdue for any of the Company’s Intellectual Property. No Company Registered Intellectual Property has lapsed or been abandoned, cancelled or expired. No loss or expiration of any of the Intellectual Property used by the Company in the conduct of its business is pending or, to the Knowledge of the Company, threatened.

(f) To the Knowledge of the Company, the Company is not currently infringing, misappropriating or otherwise violating, nor has the Company infringed, misappropriated or otherwise violated, the Intellectual Property of any third party. The Company has not received any written notice or claim from a third party: (i) alleging infringement or misappropriation, or other violation with respect to such third party’s Intellectual Property; (ii) inviting or requesting the Company to obtain a license under a patent owned by such third party; or (iii) challenging the ownership, right to use, enforceability or validity of any Company Intellectual Property. No Company Registered Intellectual Property is involved in any opposition, cancellation, interference, reissue, reexamination, review, derivation, post-grant or other administrative proceeding and, to the Knowledge of the Company, no such proceeding is threatened.

(g) To the Company’s Knowledge, the Company Intellectual Property is not currently being infringed or misappropriated by any third party in a manner that is reasonably likely to be material to the Company’s business.

(h) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereunder will not give rise to any right of any third party to terminate or otherwise modify any of the Company’s rights or obligations under any agreement under which Intellectual Property is licensed to or by the Company. Upon the consummation of the Closing, all of the Intellectual Property rights owned by or licensed to the Company shall be exercisable by the Company to the same extent as by the Company prior to the Closing.

(i) The Company takes steps reasonable under the circumstances to protect its material trade secrets and its rights in Intellectual Property. All current and former employees, if any, and contractors who have contributed to the development of any Intellectual Property have executed invention assignment and non-disclosure agreements substantially in the Company’s standard form.

(j) The Company has used, and currently uses commercially reasonable procedures designed to identify and protect against viruses, worms, and other malicious software routines adversely affecting the information technology systems. The Company has adopted and implemented commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business of the Company and has taken commercially reasonable steps to (i) test such plans and procedures on a periodic basis and (ii) to update such plans and procedures to correct for any deficiencies identified by such testing. The Company owns or has been granted rights from the relevant service providers to access and use all information technology systems currently being used by or for the Company including all information technology systems used to process, store, maintain and operate data, information and functions used in connection with the Company’s business. The information technology systems are adequate for their intended use and for the operation of the Company’s business as currently conducted by the Company, are in good operating condition (normal wear and tear excepted) and provide sufficient redundancy and speed to meet industry standards relating to high availability. There has not been any material malfunction or disruption with respect to any of the information technology systems.

Section 4.15 Taxes.

(a) The Company has timely filed (taking account of extensions to file that have been properly obtained) with the appropriate Governmental Authority all Tax Returns required to have been filed by or on behalf of it, and such Tax Returns are true, correct and complete in all respects.

(b) The Company has timely paid all Taxes required to have been paid by it that have become due (whether or not such Taxes were shown or reportable on any Tax Return).

(c) The Company has complied in all respects with all applicable Laws pertaining to Taxes, including all applicable Laws relating to the withholding of Taxes and the remittance of withheld Taxes, all applicable Laws to relating to information reporting and record retention and all applicable transfer pricing Laws. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which it would have been obligated to collect or withhold Taxes.

(d) The Taxes of the Company accrued as of the end of the most recent period covered by the Interim Financial Statements do not exceed the accruals for current Taxes set forth on the face of the Balance Sheet, and the Taxes incurred by the Company since the end of the most recent period included in the Interim Financial Statements has been incurred in the ordinary course of business of the Company consistent with amounts previously paid with respect to such Taxes for similar periods in prior years, adjusted for changes in ordinary course operating results, in an amount not exceeding the amount of Taxes taken into account pursuant to clause (h) of the definition of Indebtedness in determining the Preliminary Purchase Price (as finally determined pursuant to Section 2.7) (to the extent such Taxes were incurred since the end of the most recent period included in the Interim Financial Statements).

(e) There are no Encumbrances for Taxes upon the assets of the Company, other than Encumbrances described in clause (i) of the definition of Permitted Encumbrances.

(f) No claim has been made by any Governmental Authority to the effect that the Company did not file a Tax Return that it was required to file or pay a type of Tax that it was required to pay.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes, or is currently the beneficiary of any extension of time within which to file a Tax Return. No power of attorney has been executed by or on behalf of the Company or any of its Subsidiaries with respect to Taxes that is currently in force.

(h) The Company is not or has not been a party to or the subject of any Actions relating to Taxes (“Tax Actions”), nor does it have any Knowledge of any proposed or threatened Tax Action, and there are no matters under discussion with any Governmental Authority with respect to the liability of the Company with respect to Taxes. All deficiencies asserted or assessments made or proposed against the Company with respect to Taxes have been paid in full and no rationale underlying a claim for Taxes has been asserted previously by any Governmental Authority that reasonably could be expected to be asserted in any other period. No Tax rulings have been applied for or received by the Company.

(i) The Company is not a party to and is not bound by: (i) any Tax sharing, indemnity or allocation agreement, or any other express or implied agreement under which it could have liability for any other Person’s Taxes or (ii) any closing agreement, gain recognition agreement, offer in compromise or any other Contract with any Governmental Authority in respect of Taxes.

(j) The Company has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, or a member of a combined, consolidated, unitary or other group for state, local or foreign Tax purposes. The Company has no liability for Taxes of any other Person (including any predecessor) as a transferee or successor, by operation of Law, Contract or otherwise.

(k) The Company has not agreed to and will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method, or use of improper method, of accounting for Tax purposes for a Pre-Closing Tax Period (including, without limitation, by reason of Section 481 or 263A of the Code or any similar provisions of state, local or foreign Law); (ii) prepaid amount received on or prior to the Closing Date; (iii) election made prior to the Closing (including an election under Section 108(i) of the Code); or (iv) installment sale or open transaction made, or any other transaction or event that occurred, on or prior to the Closing Date.

(l) The Company has never been: (i) a part to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for federal income Tax purposes; (ii) a United States real property holding corporation, as defined in Section 897(c)(2) of the Code; (iii) a “distributing corporation” or a “controlled corporation” in connection with a distribution described or intended to be described in Section 355 of the Code; or (iv) a personal holding company under Section 542 of the Code. The Company has never had a permanent establishment (as defined in any applicable tax treaty), or any nexus that could subject it to Tax, in a country outside of the country in which it is organized.

(m) There is currently no limitation (other than limitations imposed as a result of the transactions contemplated by this Agreement or the Ancillary Agreements) on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder and comparable provisions of state, local or foreign Tax Law.

(n) Section 4.15(n) of the Disclosure Schedules lists all economic or Tax incentives, abatements and similar items that have been received or applied for by the Company (the “Incentives”). The Company has provided to the Buyer true and correct copies of all applications submitted by the Company to any Governmental Authority in connection with such Incentives and all Contracts entered into with any Governmental Authority in connection with such Incentives. Neither the Company nor its Representatives have made any misrepresentations to any Governmental Authority, either orally or in any document or application submitted to any Governmental Authority, prior to or during the process of applying for Incentives. The Company has not violated any terms of any executed Contracts relating to such Incentives. There has been no recapture or disallowance of benefits under the Incentives, and the transactions contemplated by this Agreement will not result in the termination, recapture or disallowance of any benefits under the Incentives.

For purposes of this Section 4.15, where the context permits, each reference to the Company shall include a reference to any other Person for whose Taxes the Company is or could be held liable under Law.

Section 4.16 Environmental Matters.

(a) The Company is and has been in compliance with all applicable Environmental Laws. None of the Company or any of its executive officers have received during the past five years, nor is there any basis for, any notice, request for information, communication, summons, or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any Environmental Law or is not in compliance with any Environmental Law.

(b) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to either Hazardous Substances or to any other matters under any Environmental Law.

Section 4.17 Regulatory Matters.

(a) None of the Company or any of its executive officers has received during the past five years, nor is there any basis for, any notice, request for information, communication or complaint from a Governmental Authority or other Person alleging that the Company has any liability under any of the laws administered or enforced by the FDA, the USDA, or any comparable Governmental Authority.

(b) There is no pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Company, threatened Action with respect to the Company relating to the applicable laws and regulations administered or enforced by the FDA, the USDA, or any comparable Governmental Authority.

Section 4.18 Material Contracts. Section 4.18 of the Disclosure Schedules sets forth a true and complete list of all agreements, arrangements or understandings, whether written or oral, that are material to the Company or its business (each, a “Material Contract”). The Company is not in breach under any Material Contract, nor is the Company aware of any facts or circumstances that would reasonably be expected to give rise to a default under a Material Contract. Each Material Contract is valid, binding and enforceable, and is in full force and effect. Neither the Company nor any counterparty to any Material Contract is in default of any Material Contract (with or without notice or lapse of time or both), nor will the consummation of the transactions contemplated hereunder give rise to a default or right by any party to terminate under any Material Contract. The Company has provided true and correct copies of all Material Contracts to the Buyer.

Section 4.19 Affiliate Interests and Transactions. No Related Party of the Sellers or the Company: (a) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or their business; (b) owns or has owned at any time during the past five (5) years, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) that the Company uses or has used at any time during the past five years in or pertaining to the business of the Company; or (c) has or has had at any time since during the past five years any business dealings or a financial interest in any transaction with the Company or involving any assets or property of the Company, other than (i)

business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms and (ii) in such Related Party’s capacity as a director or officer of the Company.

Section 4.20 Insurance. Section 4.20 of the Disclosure Schedules sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Company, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Company has not received notice of, nor to the Knowledge of the Company is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cause a cancellation or reduction in the coverage of such policies.

Section 4.21 Anti-Bribery and Anti-Money Laundering Compliance.

(a) Neither the Sellers nor the Company or, to the Knowledge of the Company, any agent or other Person acting on their behalf has provided, offered, gifted or promised, directly or indirectly through another Person, anything of value to any Government Official for the purpose of (i) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or any of its Affiliates or (ii) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Authority.

(b) The Company is and has been since its formation in compliance in all material respects with the U.S. Foreign Corrupt Practices Act, the U.S. Bank Secrecy Act, and the USA PATRIOT Act of 2001, and all other applicable anti-bribery or anti-money laundering Laws. The Company utilizes controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

Section 4.22 Disclosure. None of the representations or warranties of the Company contained in this Agreement or any related schedule, certificate or other document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

Section 4.24 Disclaimer. It is the explicit intent and understanding of each party hereto that neither the Company nor any of the Company’s Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement, the Disclosure Schedules and the Ancillary Agreements. Notwithstanding anything contained herein to the contrary, the Company is not making any representations, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) of the Company or the future business and/or operations of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other Parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(i) conflict with or violate the organizational documents of the Buyer;

(ii) conflict with or violate any Law applicable to the Buyer; or

(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;

except for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so.

(b) The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby.

Section 5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.5 Disclaimer. It is the explicit intent and understanding of each party hereto that neither the Buyer nor any of the Buyer’s Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and the Ancillary Agreements. Notwithstanding anything contained herein to the contrary, the Buyer is not making any representations, warranty or covenant of any kind with respect to any projections, estimates or budgets heretofore delivered to or made available to the Company or any of the Sellers of the value or future value of the Buyer Shares, future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial conditions (or any component thereof) of the Buyer or the future business and/or operations of the Buyer.

Section 5.6 Outstanding Capitalization. The total number of shares of (a) the outstanding common stock of the Buyer, plus (b) the common stock of the Buyer underlying the Series B Preferred Shares (issued under the Financing) immediately following the closing of the Financing, equals 19,377,623.

ARTICLE VI
COVENANTS

Section 6.1 Efforts to Consummate the Transaction; Further Assurances.

(a) Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all appropriate action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable.

(b) Following the Closing, from time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate and make effective the transaction contemplated under this Agreement and the Ancillary Agreements, including, in the case of the Sellers, executing and delivering to the Buyer such assignments and other instruments of conveyance as the Buyer may reasonably request. Further, Alexey Eliseev shall use commercially reasonable efforts to secure executed Intellectual Property assignment agreements, by and between the Company and each of Maarten Ligtenberg and Rolf Kiessling, in a form reasonably acceptable to the Buyer. For purposes of the immediately preceding sentence, “commercially reasonable efforts” means emailing, calling and talking to each party in an effort to secure the Intellectual Property assignment agreements, and nothing further.

Section 6.2 Books and Records.

(a) On the Closing Date, the Sellers will deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, and books and records and all computer disks or any other storage medium on which agreements, documents, books and records, files and other information relating to the business and operations of the Company are stored, in each case, that are in the possession or under the control of the Sellers. If, notwithstanding the foregoing, any Seller discovers following the Closing Date that it is in possession of or has under its control any agreements, documents, or books and records or any computer disks or any other storage medium on which any agreements, documents, books and records, files and other information relating to the business and operations of the Company are stored, such Seller shall: (x) deliver to the Buyer any such information which may not have been previously delivered pursuant to the first sentence of this Section 6.2(a) and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.

(b) For a period of three (3) years after the Closing, the Buyer shall and shall cause its Affiliates to: (i) retain the books and records relating to the businesses of the Company relating to periods prior to the Closing; (ii) afford the Representatives of the Sellers reasonable access (including the right to make photocopies), during normal business hours, to such books and records; and (iii) reasonably assist the Representatives of the Sellers in accessing and photocopying such books and records; provided, however, that notwithstanding the foregoing, neither the Buyer nor any of its Affiliates shall be required to disclose any information if such disclosure would (A) jeopardize any attorney-client or other legal privilege; (B) contravene any Law, fiduciary duty or Contract; or (C) relate to any performance review or evaluation of any employee and provided, further, that subsections (ii) and (iii) shall not be applicable in connection with any proceeding or claim between any Seller or the Company, on one hand, and the Buyer or its Affiliates, on the other hand.

Section 6.3 Release. Effective as of the Closing, each Seller does hereby, for itself and on behalf of the Buyer and each of its Affiliates (excluding the Company) (each, a “Seller Releasing Party”), release and absolutely forever discharge the Company (the “Seller Released Party”) from and against all Seller Released Matters. It is the intention of each Seller in providing this release to the Seller Released Parties, and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Seller Released Matters and the final resolution by the applicable Seller Releasing Party and the Seller Released Parties of all Seller Released Matters.

Section 6.4 Resignations. The Company will deliver at the Closing the resignation of all of the directors and officers of the Company, effective as of the Closing.

Section 6.5 Confidentiality.

(a) The Sellers shall not, and the Sellers shall cause their respective Affiliates and the respective Representatives of the Sellers and their Affiliates not to, use for its or their own benefit or divulge or convey to any third party, any Confidential Information; provided, however, that the Sellers or their Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Sellers or such Affiliates reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Sellers or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Company, the transactions contemplated hereby, and the terms of this Agreement (other than data or information that is or becomes available to the public other than as a result of a breach of this Section).

(b) Effective as of the Closing, each Seller hereby assigns to the Buyer all of such Seller’s right, title and interest in and to any confidentiality agreements entered into by such Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with a business combination involving the Company or its Affiliates. From and after the Closing, each Seller will take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned.

Section 6.6 Public Announcements.

(a) Any press release or other public statement with respect to this Agreement or the transactions contemplated hereby (a “Public Announcement”) by the Company or the Sellers, or any Affiliate or Representative of the Company or the Sellers, must be approved by the Buyer, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of any Party hereto.

Section 6.7 Non-Solicitation.

(a) For a period of 24 months following the date of this Agreement, no Seller or any of such Seller’s Representatives or Affiliates shall, directly or indirectly, (i) induce or attempt to induce any employee of the Company who was an employee of the Company within three months of the date of this Agreement to terminate such employment or (ii) induce or attempt to induce any Person having a business relationship with the Company or the Buyer to cease doing business with the Company or the Buyer or interfere materially with the relationship between any such Person and the Company or the Buyer; provided, that (A) solicitation or hiring of any such employees through the use of general advertisements in publications which advertisements do not target current or former employees of the Company or the Buyer, or (B) the hiring of persons no longer employed by the Company at the time of the solicitation, shall not be prohibited by this sentence.

Section 6.8 Registration Rights of Sellers.

(a) At any time after one hundred eighty (180) days following the Closing Date upon the request of Sellers holding at least fifty percent (50%) of the common stock of Buyer issued to Sellers pursuant to this Agreement (the “Registration Request”), the Buyer shall prepare and file with the SEC a registration statement under the Securities Act on appropriate form (“Registration Statement”) covering the resale of the full amount of the shares of common stock and/or preferred stock issued to the Sellers pursuant to this Agreement (the “Registrable Securities”) on a continuous basis pursuant to Rule 415 under the Securities Act. The Buyer shall use its commercially reasonable efforts to have the Registration Statement declared effective within: (i) 90 days from the Registration Request or (ii) in the event the SEC reviews the Registration Statement, 120 days from the Registration Request (the “Effectiveness Deadline”). If the Buyer shall determine to register any of its securities sold in a “PIPE” offering for re-sale at any time after one hundred eighty (180) days following the Closing Date, the Buyer shall notify the Sellers of such registration at least ten (10) Business Days prior to submitting the Registration Statement therefor and, upon the request of any Seller, allow such Seller to include that number of his Registrable Securities specified by such Seller in such registration.

(b) In the event that the Staff of the SEC (the “Staff”) provides the Buyer with a written comment that it is inappropriate to register the full amount of the Registrable Securities on the Registration Statement due to limitations under Rule 415 of the Securities Act, then Buyer shall use commercially reasonable efforts to: (i) register the resale of that portion of the Registrable Securities as the Staff may permit under its interpretations of Rule 415 and (ii) undertake to register the remaining portion of the Registrable Securities as soon as registration would be permitted under Rule 415, as determined by the Buyer in good faith based on the guidance of the Staff or the Staff’s publicly available interpretations of Rule 415.

(c) At such time as the Buyer is obligated to file a Registration Statement with the SEC pursuant to Section 6.8 hereof or otherwise include the Registrable Securities of the Sellers on a Registration Statement pursuant to this Section 6.8, the Buyer will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof and, pursuant thereto, the Buyer shall have the following obligations:

(i) At least three (3) calendar days prior to the filing of each Registration Statement, amendment, supplement or prospectus, the Buyer shall provide the Sellers’ Representative a copy of such Registration Statement, amendment, supplement or prospectus for the Sellers’ Representative’s review and comment. The Buyer shall not file any

Registration Statement, amendment, supplement or prospectus to which the Sellers’ Representative objects in good faith. If the Sellers’ Representative so objects to the filing of any Registration Statement, amendment, supplement or prospectus, the Buyer shall make any reasonable modifications to such Registration Statement, amendment, supplement or prospectus as may be required by such Sellers’ Representative (unless, upon the advice of counsel, such modifications would cause the Buyer to violate the Securities Act or any other applicable federal securities laws).

(ii) The Buyer shall submit to the SEC, within two (2) Business Days after the Buyer learns that no review of a particular Registration Statement will be made by the Staff or that the Staff has no further comments on a particular Registration Statement, as the case may be, a request for acceleration of effectiveness of such Registration Statement to a time and date not later than two (2) Business Days after the submission of such request.

(iii) The Buyer shall keep each Registration Statement effective pursuant to Rule 415 at all times until the earlier of: (A) the date on which the Sellers shall have sold all of the Registrable Securities covered by such Registration Statement; (B) the date as of which the Sellers may sell all of the Registerable Securities covered by such Registration Statement without restrictions or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act; or (C) the first anniversary of the effective date of such Registration Statement (the “Registration Period”). The Buyer shall ensure that each Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading.

(iv) The Buyer shall prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to keep such Registration Statement effective at all times during the Registration Period, and, during such period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Buyer covered by such Registration Statement until such time as all of such Registrable Securities shall have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in such Registration Statement.

(v) The Buyer shall furnish to each Seller without charge: (A) promptly after the Registration Statement including such Seller’s Registerable Securities is prepared and filed with the SEC, at least one copy of such Registration Statement and any amendment(s) thereto, including financial statements and schedules and all documents incorporated therein by reference, if requested by the Seller and (B) such other documents, including copies of any preliminary or final prospectus, as such Seller may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities.

(vi) The Buyer shall notify the Sellers’ Representative in writing of the happening of any event, as promptly as practicable after becoming aware of such event, as a result of which the prospectus included in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (provided that in no event shall such notice contain any material, nonpublic information), and, promptly prepare a supplement or amendment to such Registration Statement to correct such untrue statement or omission, and deliver a copy of such supplement or amendment to each Seller. The Buyer shall also promptly notify the Sellers’ Representative in writing (not later than two (2) Business Days following the date): (A) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and when a Registration Statement or any post-effective amendment has become effective; (B) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or related information; and (C) of the Buyer’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate.

(vii) The Buyer shall use commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of a Registration Statement, or the suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest possible moment and to notify the Sellers who then hold Registrable Securities being sold of the issuance of such order and the resolution thereof or its receipt of notice of the initiation or threat of any proceeding for such purpose.

(viii) The Buyer shall hold in confidence and not make any disclosure of information concerning the Sellers provided to the Buyer unless: (A) disclosure of such information is necessary to comply with federal or state securities laws; (B) the disclosure of such information is necessary to avoid or correct a misstatement or omission in any Registration Statement; (C) the release of such information is ordered pursuant to a subpoena or other final, non-appealable order from a court or governmental body of competent jurisdiction; or (D) such information has been made generally available to the public other than by disclosure in violation of this Agreement or any other agreement. The Buyer agrees that it shall, upon learning that disclosure of such information concerning the Sellers is sought in or by a court or governmental body of competent jurisdiction or through other means, give prompt written notice to the Sellers and allow the Sellers, at each Seller’s expense, to undertake appropriate action to prevent disclosure of, or to obtain a protective order for, such information.

(ix) The Buyer shall cooperate with the Sellers and, to the extent applicable, facilitate the timely preparation and delivery of book-entry shares (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Registration Statement.

(x) If requested by a Seller, the Buyer shall: (A) as soon as reasonably practicable incorporate in a prospectus supplement or post-effective amendment such information as the Seller reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (B) as soon as reasonably practicable make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (C) as soon as reasonably practicable, supplement or make amendments to any Registration Statement if reasonably requested by a Seller.

(xi) The Buyer shall use commercially reasonable efforts to cause the Registrable Securities covered by a Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to consummate the disposition of such Registrable Securities. In furtherance and not in limitation of the foregoing, the Buyer shall file such documents required of the Buyer for blue sky clearance in states specified in writing by the Sellers’ Representative and use its commercially reasonable efforts to maintain such blue sky qualifications during the period the Buyer is required to maintain the effectiveness of any Registration Statement pursuant to this Agreement; provided, however, that the Buyer shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

(xii) The Buyer shall otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC in connection with any registration hereunder.

(xiii) Within five (5) Business Days after a Registration Statement that covers Registrable Securities is ordered effective by the SEC, the Buyer shall cause its counsel to issue an appropriate opinion or opinions to the transfer agent substantially to the effect that the Registrable Securities are subject to an effective registration statement and can be reissued free of restrictive legend upon notice of a sale by the holder thereof and confirmation by such holder that it has complied with the prospectus delivery requirements, provided that the Buyer has not advised the transfer agent orally or in writing that the opinion has been withdrawn.

(xiv) Notwithstanding anything to the contrary herein, at any time after the Registration Request, the Buyer may delay the disclosure of material, non-public information concerning the Buyer, the disclosure of which at the time would be, in the good faith opinion of the Board of Directors and its counsel, detrimental to the Buyer and, in the opinion of counsel to the Buyer, would not otherwise be required (a “Grace Period”); provided, that the Buyer shall promptly: (A) notify the Sellers’ Representative in writing of the existence of material, non-public information giving rise to a Grace Period (provided that in each notice the Buyer will not disclose the content of such material, non-public information to the Sellers’ Representative) and the date on which the Grace Period will begin and (B) notify the Sellers’ Representative in writing of the date on which the Grace Period ends; and, provided further, that the Grace Periods shall not exceed an aggregate of thirty (30) trading days during any 365-day period and the first day of any Grace Period must be at least thirty (30) days after the last day of any prior Grace Period (each, an “Allowable Grace Period”). For purposes of determining the length of a Grace Period above, the Grace Period shall begin on and include the date the Sellers’ Representative receives the notice referred to in clause (A) and shall end on and include the later of the date the Sellers’ Representative receives the notice referred to in clause (B) and the date referred to in such notice. The provisions of Section 6.8(c)(vi) hereof shall not be applicable during the period of any Allowable Grace Period. Upon expiration of the Grace Period, the Buyer shall again be bound by the first sentence of Section 6.8(c)(vi) with respect to the information giving rise thereto unless such material, non-public information is no longer applicable. Notwithstanding anything to the contrary, the Buyer shall cause its transfer agent to deliver unlegended shares of Buyer’s common stock to a transferee of any Seller in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which a Seller has entered into a contract for sale, and delivered a copy of the prospectus included as part of the applicable Registration Statement (unless an exemption from such prospectus delivery requirement exists), prior to the Sellers’ Representative’s receipt of the notice of a Grace Period and for which the Seller has not yet settled.

(xv) Neither the Buyer nor any Affiliate thereof shall identify any Seller as an underwriter in any public disclosure or filing with the SEC or any applicable trading market and any Seller being deemed an underwriter by the SEC shall not relieve the Buyer of any obligations it has under this Agreement.

(xvi) The Buyer shall use commercially reasonable efforts to cause all of the Registrable Securities covered by a Registration Statement to be listed for trading or quotation, as applicable, on each trading market on which shares of Buyer’s common stock are then listed or quoted, if any, if the listing or quotation of such Registrable Securities is then permitted under the rules of such trading market. The Buyer shall pay all costs, fees and expenses in connection with satisfying its obligation under this Section 6.8(c)(xvi).

(d) At least five (5) calendar days prior to the first anticipated filing date of a Registration Statement, the Buyer shall notify each Seller in writing of the information the Buyer requires from such Seller in order to have that Seller’s Registrable Securities included in such Registration Statement. It shall be a condition precedent to the obligations of the Buyer to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Seller that the Seller shall furnish to the Buyer such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it as shall be reasonably required to effect the effectiveness of the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Buyer may reasonably request. Each Seller, by its acceptance of the Registrable Securities, agrees to cooperate with the Buyer as reasonably requested by the Buyer in connection with the preparation and filing of any Registration Statement hereunder, unless the Seller has notified the Buyer in writing of the Seller’s election to exclude all of the Seller’s Registrable Securities from such Registration Statement.

(e) Each Seller agrees that, upon receipt of any notice from the Buyer of the happening of any event of the kind described in Section 6.8(c)(vii) or the first sentence of Section 6.8(c)(vi), the Seller will immediately discontinue disposition of Registrable Securities pursuant to any Registration Statement(s) covering such Registrable Securities until the Seller’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.8(c)(vii) or the first sentence of Section 6.8(c)(vi) or receipt of notice that no supplement or amendment is required. Notwithstanding anything to the contrary, the Buyer shall cause its transfer agent to deliver unlegended shares of Buyer’s common stock to a transferee of the Seller in accordance with the terms of this Agreement in connection with any sale of Registrable Securities with respect to which the Seller has entered into a contract for sale prior to the Seller’s receipt of a notice from the Buyer of the happening of any event of the kind described in Section 6.8(c)(vii) or the first sentence of Section 6.8(c)(vi) and for which the Seller has not yet settled.

(f) Each Seller covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it or an exemption therefrom in connection with sales of Registrable Securities pursuant to the Registration Statement.

(g) All reasonable expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications pursuant to Section 6.8, including, without limitation, all registration, listing and qualifications fees, printers and accounting fees, and fees and disbursements of counsel for the Buyer, shall be paid by the Buyer.

(h) The rights under Section 6.8 shall be automatically assignable by a Seller to any transferee of all or any portion of the Seller’s Registrable Securities if: (A) the Buyer is, within a reasonable time after such transfer or assignment, furnished with written notice of (1) the name and address of such transferee or assignee and (2) the securities with respect to which such registration rights are being transferred or assigned; (B) at or before the time the Buyer receives the written notice contemplated by clause (A) of this sentence the transferee or assignee agrees in writing with the Buyer to be bound by all of the provisions contained herein; and (C) such transfer shall have been made in accordance with the applicable requirements of this Agreement.

(i) The Buyer will indemnify each Seller who holds Registrable Securities (if Registrable Securities held by such Seller are included in the securities as to which such registration is being effected), each of its officers and directors, partners, members and each person controlling such Seller within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on: (A) any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading or (B) any violation by the Buyer of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to the Buyer in connection with any such registration, and in each case, the Buyer will reimburse each such Seller for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that the Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on: (1) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Buyer by such Seller for use therein; (2) the use by a Seller of an outdated or defective prospectus after the Buyer has notified such Seller in writing that the prospectus is outdated or defective; or (3) a Seller’s (or any other indemnified person’s) failure to send or give a copy of the prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting an untrue statement or alleged untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such prospectus or supplement;

provided, further, that the indemnity agreement contained in this Section 6.8(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).

(j) Each Seller holding Registrable Securities will, if Registrable Securities held by such Seller are included in the securities as to which such registration is being effected, severally and not jointly, indemnify the Buyer, each of its officers and directors, other holders of the Buyer’s securities covered by such Registration Statement, each person who controls the Buyer within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on: (A) any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such Registration Statement, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Buyer by such Seller for use therein or (B) any violation by such Seller of the Securities Act, the Exchange Act, state securities laws or any rule or regulation promulgated under such laws applicable to such Seller in connection with any such registration, and in each case, such Seller will reimburse the Buyer, each other holder, and directors, officers, persons, underwriters or control persons of the Buyer and the other holders for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action; provided, that the indemnity agreement contained in this Section 6.8(j) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Seller (which consent shall not be unreasonably withheld, conditioned or delayed). The liability of any Seller for indemnification under this Section 6.8(j) in its capacity as a seller of Registrable Securities shall not exceed the amount of net proceeds to such Seller of the securities sold in any such registration.

(k) If the indemnification provided for in this Section 6.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the untrue statement or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Seller hereunder exceed the net proceeds to such Seller from the sale of the securities in such registration. The amount paid or payable by a party as a result of any loss, claim, damage or liability shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section 6.8 was available to such party in accordance with its terms.

ARTICLE VII
TAX MATTERS

Section 7.1 Treatment. It is intended that, unless the Buyer determines that the continuity of interest requirement set forth in Treasury Regulation Section 1.368-1(e) is not satisfied, the purchase of the Shares pursuant to this Agreement and the Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code.

Section 7.2 Tax Returns. Following the Closing Date, only the Company shall be entitled to prepare or cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required to be filed by or with respect to the Company. If the Sellers are liable for any Taxes shown on any such Tax Return, the Company shall submit such Tax Return to the Sellers’ Representative no less than 30 days (or, in the case of a Tax Return other than an income Tax Return, seven (7) days) prior to the due date thereof; provided that the failure to so deliver such Tax Return shall not affect any liability of the Sellers with respect thereto. Prior to the filing of any such Tax Return, the Company shall reasonably consider any comments made in writing by the Sellers’ Representative at least fifteen (15) days (or, in the case of a Tax Return other than an income Tax Return, four (4) days) prior to the due date thereof. Sellers shall pay to Buyer any Taxes attributable to a Pre-Closing Tax Period shown to be due thereon (except to the extent such Pre-Closing Taxes were taken into account pursuant to clause (h) of the definition of Indebtedness in determining the Preliminary Purchase Price (as finally determined pursuant to Section 2.7) no later than two days prior to the date on which such Taxes are required to be paid to the applicable Government Authority.

Section 7.3 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Sellers, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Party required to file such Tax Returns under applicable Law.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the

Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

Section 8.2 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 8.3 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof. Any such waiver by a Party shall be valid only if set forth in writing by such Party.

Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to the Sellers or the Sellers’ Representative, to:

Alexey Wolfson, Ph.D., MBA

10 Rocklawn Road

Westborough, MA 01581

E-mail: alexey.wolfson@advirna.com

with a copy (which shall not constitute notice) to:

Rubin and Rudman LLP

50 Rowes Wharf

Boston, MA 02110

Attn: Peter B. Finn, Esq.

Email: pfinn@rubinrudman.com

(ii)	if to the Buyer, to:

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, MA 01752

Attention: Director of Finance

Facsimile: 508-303-3400

E-mail: ckontulis@rxipharma.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street, Suite 3000

San Francisco, CA 94105

Attention: Ryan A. Murr

Facsimile: (415) 374-8430

E-mail: RMurr@gibsondunn.com

Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise indicated therein, any capitalized term used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements and any confidentiality agreement entered into among any of the Parties to this Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof, including the Option Agreement, which shall have no further force and effect. No Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

Section 8.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.8 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 8.9 Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its successors or assigns against the other Party shall be subject to the exclusive jurisdiction of the Delaware Chancery Court, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.10 Setoffs. Any claims by the Buyer for a breach of this Agreement by the Sellers or the Company may be satisfied by setting off any amounts owed to the Buyer against any consideration otherwise payable to the Sellers pursuant to this Agreement, including, as applicable, the Milestone Shares, or directly from the Sellers.

Section 8.11 Assignment; Successors. This Agreement may not be assigned by any Party without the prior written consent of the other Parties, except that the Buyer may assign this Agreement to any of its Affiliates. Subject to the preceding sentence, this Agreement will be binding upon the Parties and their respective successors and assigns. To the extent that any of the Sellers under this Agreement are Trusts, and such Trusts liquidate their assets to their beneficiaries after the date hereof, such beneficiaries shall automatically become “Sellers” hereunder upon such liquidation, and shall have all the rights and obligations of a “Seller” hereunder as-if originally a Party hereto.

Section 8.12 Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction located in Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.13 Currency. All references to “dollars” or “$” in this Agreement or any other Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any other Ancillary Agreement.

Section 8.14 Severability. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.16 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.17 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.18 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 8.19 No Presumption Against Drafting Party. Each Party to this Agreement acknowledges that it has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.20 Sellers’ Representative.

(a) Each Seller hereby appoints Alexey Wolfson, Ph.D., MBA as such Seller’s representative and attorney-in-fact, with full power of substitution, to act on behalf of such Seller to the extent and in the manner set forth in this Agreement and the Ancillary Agreements. All decisions, actions, consents and instructions by the Sellers’ Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The Buyer and its Affiliates (including after the Closing, the Company) shall be entitled to rely on any decision, action, consent or instruction of the Sellers’ Representative as being the decision, action, consent or instruction of each Seller, and the Buyer and its Affiliates (including after the Closing, the Company) are hereby relieved from any liability to any Person for acts done (or omissions to act made) by them in accordance with any such decision, act, consent or instruction. Each Seller shall be deemed to have consented to receive correspondence from the Sellers’ Representative, including in electronic form.

(b) The Sellers’ Representative shall have the full power and authority, on behalf of each Seller, to, among other things (and the Buyer and its Affiliates shall be entitled to take actions and make decisions vis-à-vis any Seller in conclusive reliance on such power and authority of the Sellers’ Representative):

(i) interpret the terms and provisions of this Agreement and the Ancillary Agreements;

(ii) negotiate, execute, deliver and receive all agreements, certificates and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(iii) receive service of process in connection with any claims under this Agreement or the Ancillary Agreements;

(iv) negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all actions necessary or appropriate in the sole judgment of the Sellers’ Representative for the accomplishment of the foregoing, including taking all such actions as may be necessary under Article VII;

(v) give and receive notices and communications hereunder and under the Ancillary Agreements; and

(vi) take all other actions necessary or appropriate in the sole judgment of the Sellers’ Representative on behalf of the Sellers in connection with this Agreement.

(c) Each Seller agrees that any fees or expenses incurred by the Sellers’ Representative in acting in its capacity as such (including in taking any actions pursuant to the terms and conditions of this Agreement and any agreements or documents executed and delivered in connection herewith) will be the responsibility of, and reimbursed by, all of the Sellers.

(d) Except to the extent that a court of competent jurisdiction finally determines that the Sellers’ Representative’s acts or omissions: (i) were taken or omitted in bad faith or (ii) constituted a willful and material breach of this Agreement, the Sellers’ Representative shall not incur any liability to any Person (including any Seller) relating to the performance of its duties hereunder or any of its omissions or actions with respect thereto. The Sellers’ Representative, acting in such capacity, does not have any obligation to make any payments, including on behalf of any Seller or any other Person. The Buyer agrees that it will not look to the assets of the Sellers’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Sellers. The Sellers’ Representative, acting in such capacity, shall not incur any liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel or (ii) any action taken or omitted to be taken in reliance upon any document which the Sellers’ Representative in good faith believes to be genuine.

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IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed as of the date first written above.

RXi Pharmaceuticals Corporation, as the Buyer

By:	/s/Geert Cauwenbergh
Name: Geert Cauwenbergh
Title: Chief Executive Officer
Hereunto Duly Authorized

MirImmune Inc., as the Company

By:	/s/Alexey Eliseev
Name: Alexey Eliseev, Ph.D.
Title: Chief Executive Officer
Hereunto Duly Authorized

RXi Merger Sub, LLC by its sole member, RXi Pharmaceuticals Corporation

By:	/s/Geert Cauwenbergh
Name: Geert Cauwenbergh
Title: Chief Executive Officer
Hereunto Duly Authorized

Alexey Wolfson, Ph.D., M.B.A., as the Sellers’ Representative

/s/Alexey Wolfson
Alexey Wolfson, Ph.D., M.B.A.

Sellers

/s/Alexey Eliseev
Alexey Eliseev

/s/Alexey Wolfson
Alexey Wolfson

/s/Timothy Barberich
Timothy Barberich

/s/James Griffin
James Griffin

/s/Craig Mello
Craig Mello

/s/Gregory Hannon
Gregory Hannon

/s/Tod Woolf
Tod Woolf

/s/Taisia Shmushkovich
Taisia Shmushkovich

/s/Monica Betancur-Boissel
Monica Betancur-Boissel